Exhibit 4.12(i)

AMENDED AND RESTATED 364-DAY CREDIT AGREEMENT

dated as of

July 1, 2003

among

ANTHEM, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION

as Syndication Agent

FLEET NATIONAL BANK,

as Documentation Agent

WILLIAM STREET COMMITMENT CORPORATION,

as Documentation Agent

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.08 — Disclosed Matters

Schedule 3.10 — Subsidiaries

Schedule 3.11 — ERISA

Schedule 3.15 — Licenses

Schedule 3.16 — Restrictions on Dividends

EXHIBITS:

Exhibit A — Form of Assignment and Acceptance

Exhibit B — Form of Opinion of Baker & Daniels, Counsel for the Borrower

Exhibit C — Form of Opinion of David R. Frick, Esq., Executive Vice President and Chief Legal and Administrative Officer of

                      Anthem, Inc.

AMENDED AND RESTATED 364-DAY CREDIT AGREEMENT dated as of July 1, 2003, among ANTHEM, INC.; the LENDERS party hereto; JPMORGAN CHASE BANK, as Administrative Agent; BANK OF AMERICA, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agents; and FLEET NATIONAL BANK and WILLIAM STREET COMMITMENT CORPORATION, as Documentation Agents.

On July 2, 2002, the Borrower (such term, and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), the Administrative Agent and certain of the Lenders entered into the Existing Credit Agreement, pursuant to which the lenders thereunder agreed to extend credit to the Borrower on a revolving credit basis in principal amount not in excess of $600,000,000 at any time outstanding. The parties hereto desire to amend the Existing Credit Agreement and to restate it in its entirety giving effect to such amendment. Accordingly, the parties hereto agree that the Existing Credit Agreement shall be amended and restated to read in its entirety as set forth herein:

The Borrower has requested the Lenders to extend credit to enable it to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Termination Date a principal amount not in excess of $600,000,000 at any time outstanding. The Borrower has also requested the Lenders to establish procedures pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrower maturing on or prior to the Termination Date. The proceeds of borrowings hereunder are to be used for general corporate purposes, including stock repurchases, the payment of maturing commercial paper and the funding of working capital requirements.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“AICI” means Anthem Insurance Companies, Inc., an Indiana stock insurance company and a wholly owned subsidiary of AI.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annual Statement” of AICI or an Insurance Subsidiary means the annual statutory financial statements of AICI or such Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by AICI’s or such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“AI” means Anthem, Inc., an Indiana corporation.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings S&P/Moody’s	Eurodollar Spread (in bps)	Facility Fee Rate (in bps)
Category 1: ≥ A+/A1	23.5	6.5
Category 2: A/A2	30.5	7.0
Category 3: A-/A3	41.5	8.5
Category 4: BBB+/Baa1	52.5	10.0
Category 5: BBB/Baa2	62.0	13.0
Category 6: <BBB/Baa2	82.5	17.5

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. At all times when the ratings of the Index Debt are private ratings, the Borrower will arrange for such ratings to be continually monitored and updated by Moody’s and S&P as if such ratings were published ratings.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” of a Person means any of the president, chief financial officer or treasurer of such Person, acting singly.

“Availability Period” means with respect to the Borrower, the period from and including the Effective Date for the Borrower to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means AI.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding equity interests in AI; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of AI by Persons who were not (i) directors of AI on the date of this Agreement, (ii) nominated by the board of directors of AI, or (iii) appointed by directors referred to in the preceding clauses (i) and (ii); (c) the ownership by any Person other than AI or a wholly owned subsidiary of AI of any equity interest in AICI; or (d) the occurrence of a “Change of Control” (or other similar event or condition, however denominated) under any other Indebtedness of the Borrower or any Subsidiary for borrowed money.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $600,000,000 .

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Condemnation” has the meaning set forth in Article VI.

“Contingent Obligation” of a Person means any obligation arising under any agreement, undertaking or arrangement by which (a) such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or liability of any other Person, or (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, including, without limitation, in each case, any comfort letter, operating agreement or take-or-pay contract or application for a letter of credit, but excluding in each case obligations incurred by the Borrower or any Insurance Subsidiary under insurance policies or contracts entered into in the ordinary course of business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower and/or one or more of the Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.08.

“Dividendable Cash” means the sum of (i) the amount that AICI is permitted by applicable laws, rules, regulations and orders of Governmental Authorities to pay to AI in cash as ordinary dividends, based upon its net income and surplus (determined in accordance with SAP) for the fiscal year preceding the date as of which Dividendable Cash is to be determined, plus (ii) the aggregate amount that all direct and indirect subsidiaries of Anthem Southeast, Inc. that are engaged in an insurance business are permitted by applicable laws, rules, regulations and orders of Governmental Authorities to pay to in cash as ordinary dividends, based upon their respective net income and surplus (determined in accordance with SAP) for the fiscal year preceding the date as of which Dividendable Cash is to be determined, plus (iii) the aggregate amount that all other direct or indirect subsidiaries of Anthem Southeast, Inc. are permitted by applicable laws, rules, regulations and orders of Governmental Authorities to pay as cash dividends, based upon their respective financial positions as at the last day of the fiscal year preceding the date as of which Dividendable Cash is to be determined; in each case, determined without regard to whether any portion of the total amount permitted to be paid has in fact been paid as cash dividends.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax imposed by the United States of America that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Existing Credit Agreement” means the 364-Day Credit Agreement dated as of July 2, 2002 among AICI, Anthem, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, Bank of America, N.A., as syndication agent and Fleet National Bank, as documentation agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of a Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Statements” has the meaning set forth in Section 3.05.

“Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending December 31 of each year.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including any board of insurance, insurance department or insurance commission and any taxing authority or political subdivision) or any instrumentality or officer thereof (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) Capitalized Lease Obligations, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a letter of credit and (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means (a) AI’s senior, unsecured indebtedness for borrowed money under bank credit facilities that is not guaranteed by any other Person or subject to any other credit enhancement or (b) if neither Moody’s nor S&P shall have in effect a rating for indebtedness of the type referred to in clause (a), any other senior, unsecured, long-term indebtedness for borrowed money of AI that is not guaranteed by any other Person or subject to any other credit enhancement.

“Indiana Insurance Law” means the Indiana Insurance Law (Title 27 of the Indiana Code), as the same may be amended or supplemented from time to time.

“Insurance Subsidiary” means any Subsidiary which is engaged in the insurance business.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, the gross interest expense of the Borrower for such period, determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loans” means the loans made by the Lenders to the Borrower under this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” has the meaning assigned to such term under Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or operations of AI and its subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of the Obligations or (c) the rights of or remedies available to the Lenders under this Agreement.

“Material Insurance Subsidiary” means any Insurance Subsidiary which, together with its subsidiaries, has a net worth in excess of 10% of the consolidated Net Worth of AI and the Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, any Subsidiary which, together with its subsidiaries, has either assets or revenues from operations that exceed 10% of the combined assets or combined revenues from operations, respectively, of AI and its subsidiaries taken as a whole.

“Maturity Date” means the Termination Date, unless the Maturity Date is extended pursuant to Section 2.07(d), in which case the Maturity Date shall mean June 29, 2005.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Net Income” means for any Person for any period the net income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Net Worth” means the consolidated shareholders’ equity of AI determined in accordance with GAAP.

“Obligations” means all the obligations of the Borrower under this Agreement and under any promissory notes delivered pursuant to Section 2.08(e).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means, as applied to the Borrower and the Subsidiaries:

(a) any Lien in favor of the Administrative Agent or the Lenders given to secure the payment and performance of the Obligations;

(b) Liens securing Indebtedness in an aggregate amount not in excess of $75,000,000 (for the Borrower and the Subsidiaries taken as a whole) at any one time outstanding; provided, however, that no more than $35,000,000 of such Indebtedness shall be Indebtedness of AI;

(c)(i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, but only so long as no foreclosure, distraint, sale, or similar proceedings have been commenced with respect thereto and remain unstayed for a period of more than 30 days after their commencement;

(d) Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP or SAP, as applicable, shall have been made therefor;

(e) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance;

(f) restrictions on the transfer of assets imposed by any applicable federal, state or local statute, regulation or ordinance;

(g) easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of the Borrower or the Subsidiaries, or Liens incidental to the conduct of the business of the Borrower or the Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of the Borrower or Subsidiaries;

(h) purchase money mortgages or security interests, conditional sale arrangements and other similar security interests on equipment and motor vehicles acquired by the Borrower or any Subsidiary (hereinafter referred to individually as a “Purchase Money Security Interest”); provided, however, that:

(i) the transaction in which any Purchase Money Security Interest is proposed to be created is not otherwise prohibited by this Agreement;

(ii) any Purchase Money Security Interest shall attach only to the property or assets acquired in such transaction and shall not extend to or cover any other assets or properties of the Borrower or the Subsidiaries;

(iii) the Indebtedness secured or covered by any Purchase Money Security Interest shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed or extended by the Borrower or the Subsidiaries; and

(iv) the aggregate outstanding amount of all Indebtedness secured by Purchase Money Security Interests shall not at any time exceed an amount equal to $20,000,000 (for the Borrower and the Subsidiaries taken as a whole);

(i) judgment Liens arising in connection with court proceedings which do not exceed $20,000,000 in the aggregate, provided that the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being diligently contested in good faith by appropriate proceedings, and the Borrower or Subsidiary in question has set aside adequate reserves with respect thereto in accordance with GAAP or SAP, as applicable;

(j) Liens consisting of deposits made by the Borrower or any Insurance Subsidiary with the insurance authority in its jurisdiction of domicile or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Borrower or any Insurance Subsidiary, in each case in favor of policyholders of the Borrower or Insurance Subsidiaries and in the ordinary course of the business of the Borrower or Insurance Subsidiaries;

(k) Purchase Money Security Interests in equipment constituting inventory of the Borrower or any of its subsidiaries which is leased (or held for lease) by the Borrower or subsidiaries to its customers in the ordinary course of business and other Liens on lease receivables, equipment and cash collateral accounts established in connection therewith;

(l) Liens on specific items of equipment leased by the Borrower or any of its subsidiaries in the ordinary course of business and on the leases (and proceeds therefrom) for such equipment granted by the Borrower or any of its subsidiaries in connection with investor lease transactions, so long as the Indebtedness secured by such Liens is without recourse to the Borrower or any of its subsidiaries or any of their assets other than such equipment and leases and proceeds therefrom;

(m) Liens securing reimbursement obligations in respect of letters of credit or similar instruments issued for the account of the Borrower or any of its subsidiaries in the ordinary course of their respective businesses in an aggregate outstanding face amount not to exceed $30,000,000 at any time;

(n) Liens securing obligations to share with the Federal Centers for Medicare and Medicaid Services potential gains from the sale or other disposition of depreciable assets used in the administration of the Medicare program; and

(o) Liens not exceeding $75,000,000 in the aggregate on the property or assets of a corporation which becomes a Subsidiary after the date of this Agreement securing Indebtedness which is not prohibited by this Agreement (after giving effect to the acquisition of such Subsidiary), provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) no additional amount of Indebtedness shall be secured by such Liens in reliance upon the provisions of this clause.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Borrower or any member of the Controlled Group may have any liability.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed of such Person, or other assets owned, leased or operated by such Person.

“Purchase” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“Purchase Money Security Interest” is defined in clause (h) of the definition of “Permitted Liens” set forth above.

“Quarterly Statement” of AICI or an Insurance Subsidiary means the quarterly statutory financial statements of AICI or such Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Rate Hedging Obligations” of a Person means any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Register” has the meaning set forth in Section 8.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VI, and for all purposes after the Loans become due and payable pursuant to Article VI or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03.

“SAP” means, with respect to AICI or any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of AICI or such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as AICI or such Insurance Subsidiary in effect from time to time, applied in a manner consistent with those used in preparing the Financial Statements referred to in Section 3.05(c) and (d).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Single Employer Plan” means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or member of the Controlled Group, other than a Multiemployer Plan.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of AI.

“Substantial Portion” means Property which (a) represents more than 10% of the consolidated assets of AI and the Subsidiaries, as would be shown in the consolidated financial statements of AI and the Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated revenues from operations of AI and the Subsidiaries for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

“Surplus Notes” of AICI means all notes evidencing obligations of AICI which may from time to time be issued by AICI and which under SAP in effect on the date of this Agreement would be included in the amount specified on page 3, line 26A of the “Liabilities, Surplus and Other Funds” statement of AICI’s Annual Statement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means June 29, 2004.

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Total Debt” means, at any time, all Indebtedness that would be required to appear as liabilities on the consolidated balance sheet of AI and its Subsidiaries prepared in accordance with GAAP (including, in any event, Surplus Notes of AICI and surplus notes issued by any other Insurance Subsidiary) plus all guarantee obligations (or obligations having the economic effect of guarantee obligations) of AI or any Subsidiary in respect of Indebtedness of Persons other than AI or any Subsidiary.

“Total Debt to Capital Ratio” means, at any time, the ratio of (a) the Total Debt at such time to (b) the sum of Total Debt plus AI’s Net Worth at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the other transactions contemplated hereby.

“Trigon” means Trigon Healthcare, Inc.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, a Fixed Rate.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to the “date hereof”, “the date of this agreement” or words of similar import shall be construed as referring to July 1, 2003, provided that all obligations of the Borrower accrued prior to the date hereof under the Existing Credit Agreement but not yet paid shall continue to be obligations of the Borrower under this Agreement, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period for the Borrower in an aggregate principal amount for the Borrower that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans during the Availability Period.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $25,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period for the Borrower, the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Termination Date; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive

Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to accounts of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such

Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower shall fail to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments; Extension of Maturity Date. (a) Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower may, at any time not earlier than the 30th Business Day prior to the Termination Date and not later than the 15th Business Day prior to the Termination Date, deliver to the Administrative Agent written notice requesting an extension of the Maturity Date, in which event the Commitments shall terminate on the Termination Date and, so long as no Default or Event of Default has occurred and is continuing on the Termination Date, the Maturity Date for Revolving Loans outstanding on the Termination Date shall be extended to June 29, 2005. Loans repaid or prepaid after the Termination Date may not be reborrowed.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally agrees to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be subject to break funding payments to the extent required by Section 2.14.

SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused), and, following the termination of the Commitments of such Lender, on the Revolving Credit Exposure of such Lender, during the period from and including the date of this Agreement to but excluding the Maturity Date; provided that, if such Lender continues to have any Revolving Credit Exposure after the Maturity Date, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the Maturity Date to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and

December of each year, on any date prior to the Termination Date on which the Commitments terminate and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, on each payment date referred to below, a utilization fee for each day during the preceding quarter (or shorter period commencing on the Effective Date or ending with the date on which the Loans shall have been repaid in full) on which the aggregate amount of all Loans outstanding exceeded 50% of the aggregate amount of the Lenders’ Commitments, at a rate of ..125% per annum, on the aggregate amount of Loans of such Lender outstanding on such day; provided that if such Lender shall continue to have any Revolving Credit Exposure after its Commitment shall have terminated, then such utilization fee shall continue to accrue on the daily aggregate amount of the Loans of such Lender for each day on which such Loans are outstanding. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year, on any date prior to the Termination Date on which the Commitments terminate and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the Maturity Date shall be payable on demand. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and utilization fees, to the Lenders. Fees paid shall not be refundable.

SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus, at any time, a spread equal to the greater of (i) the spread over the LIBO Rate used at such time to determine the rate at which interest accrues on Eurodollar Revolving Loans (equal to the Applicable Rate at such time plus any additional spread applicable at such time under paragraph (g) below) minus 1.00% per annum and (ii) 0% per annum.

(b) Subject to the provisions of paragraph (g) below, the Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) Following the Termination Date, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to 0.250% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date or in the amount specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i)

the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Corporate Existence and Standing. The Borrower and (a) each Subsidiary is a corporation, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) each Material Subsidiary has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) each Subsidiary is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization and Validity. The Borrower has all requisite corporate power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Borrower of this Agreement and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings and this Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally which may be in effect and to general principles of equity.

SECTION 3.03. Compliance with Laws and Contracts. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect. None of the execution and delivery by the Borrower of this Agreement, the application of the proceeds of the Loans, or compliance with the provisions of this Agreement will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations U and X of the Board), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower’s or any Subsidiary’s charter, articles or certificate of incorporation, by-laws or code of regulations, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require the consent or approval of any Person, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Governmental Consents. No order, consent, approval, qualification, license or authorization of, or filing, recording or registration with, or exemption by, or other action in respect of, any Governmental Authority or self-regulatory organization is or at the relevant time was necessary or required to authorize, or is or at the relevant time was required in connection with, the execution, delivery, consummation or performance or the legality, validity, binding effect or enforceability of this Agreement and the Transactions (other than those which the failure to obtain could not reasonably be expected to result in a Material Adverse Effect).

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders (a) the December 31, 2002, audited consolidated financial statements of AI and its subsidiaries, (b) the unaudited consolidated financial statements of AI and its subsidiaries through March 31, 2003, (c) the December 31, 2002, Annual Statement of AICI and (d) the March 31, 2003, Quarterly Statement of AICI (collectively, the “Financial Statements”). Each of the Financial Statements was prepared in accordance with GAAP or SAP, as applicable, and such Financial Statements fairly present the consolidated financial condition and operations of the Borrower and the Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

SECTION 3.06. Material Adverse Change. No material adverse change in the business, Property, condition (financial or otherwise) or operations of AI, or of AI and its subsidiaries taken as a whole, has occurred since December 31, 2002.

SECTION 3.07. Properties. (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower or Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate (excluding from such aggregate any Disclosed Matters), to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate (excluding from such aggregate any Disclosed Matters), could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.09. Taxes. The Borrower and each Subsidiary has filed or caused to be filed on a timely basis and in correct form all United States federal and applicable material foreign, state and local Tax returns and all other material Tax returns which are required to be filed and have paid all Taxes due pursuant to said Tax returns or pursuant to any assessment received by the Borrower or Subsidiary, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Liens have been filed and no claims are being asserted with respect to any Taxes owed by the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its subsidiaries in respect of any Taxes or other governmental charges are in accordance with GAAP or SAP, as applicable.

SECTION 3.10. Subsidiaries. Schedule 3.10 hereto contains (a) an accurate list of all of the Borrower’s existing subsidiaries as of March 31, 2003, setting forth their respective jurisdictions of incorporation and the percentages of their capital stock owned by the Borrower or other Subsidiaries and (b) an accurate list of each Material Subsidiary as of March 31, 2003, setting forth the percentages of its capital stock owned by the Borrower or other Subsidiaries. As of the date of this Agreement, the Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity or partnership interest in, any Person other than such subsidiaries except (a) for holdings in its general investment portfolio and (b) as otherwise set forth on Schedule 3.10.

SECTION 3.11. ERISA. Except as disclosed on Schedule 3.11, neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. No Single Employer Plan has any material Unfunded Liability. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

SECTION 3.12. Defaults. No Default or Event of Default has occurred and is continuing.

SECTION 3.13. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U or Regulation X of the Board. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, taken as a whole, will be represented by Margin Stock.

SECTION 3.14. Investment Company. Neither the Borrower nor any Subsidiary is, or after giving effect to any Borrowing will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.15. Insurance Licenses. Schedule 3.15 hereto lists all of the jurisdictions in which the Borrower or any Material Insurance Subsidiary holds a License and is authorized to transact insurance business as of the date of this Agreement and the line or lines of insurance in which the Borrower and each such Material Insurance Subsidiary is engaged. No License held by the Borrower or any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the Borrower’s knowledge, there is not a sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

SECTION 3.16. Material Agreements. Except as disclosed on Schedule 3.16, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other internal corporate restriction (a) which could reasonably be expected to have a Material Adverse Effect or (b) except to the extent imposed by applicable state Governmental Authorities, which restricts or imposes conditions upon the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower, (iii) repay loans or advances from the Borrower or (iv) grant Liens to the Administrative Agent to secure the Obligations. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Insurance. The Borrower and each Subsidiary maintains with financially sound and reputable insurance companies insurance on its Property in such amounts and covering such risks as are consistent with sound business practice.

SECTION 3.18. Subordination Provisions. The subordination provisions contained in the Surplus Notes, and other instruments entered into or issued in respect of the Surplus Notes, are enforceable against AICI and the holders thereof, and the Loans are within the definition of “Indebtedness” included in such provisions.

SECTION 3.19. Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of this Agreement, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. As of the date of this Agreement, there is no fact known to the Borrower (other than matters of a general economic nature) that has had since December 31, 2002, or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with this Agreement and the Transactions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement shall not become effective until the Borrower shall have furnished the following to the Administrative Agent and the other conditions set forth below are satisfied (or waived in accordance with Section 8.02):

(a) Charter Documents; Good Standing Certificates. Copies of the articles of incorporation of the Borrower, together with all amendments thereto, certified as of a date not earlier than 10 days prior to the date of this Agreement, by the appropriate governmental officer in the State of Indiana, together with (i) a certificate of existence as to the Borrower from the State of Indiana and (ii) a certificate of compliance as to AICI from the Indiana Department of Insurance.

(b) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of this Agreement and the Transactions.

(c) Secretary’s Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign this Agreement and to authorize Borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed in writing of any change by the Borrower.

(d) Officer’s Certificate. A certificate, dated the date of this Agreement, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that (i) on such date (both before and after giving effect to the consummation of the Transactions that have been completed on or prior to such date and the making of any Loans hereunder) no Default or Event of Default has occurred and is continuing and (ii) each of the representations and warranties set forth in Article III of this Agreement is true and correct in all material respects on and as of such date.

(e) Legal Opinions. A written opinion addressed to the Administrative Agent and the Lenders of (i) Baker & Daniels, counsel to the Borrower, substantially in the form of Exhibit B hereto and (ii) David R. Frick, Esq., Executive Vice President and Chief Legal and Administrative Officer of AI, substantially in the form of Exhibit C hereto.

(f) Executed Documents. Executed originals of this Agreement and the other documents contemplated by this Agreement, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, documents and financial statements required to be delivered pursuant hereto and thereto.

(g) No Amounts Outstanding. No Loans shall be outstanding under the Existing Credit Agreement on the Effective Date. The Administrative Agent shall have received all facility fees, utilization fees and interest accrued and unpaid prior to the Effective Date under the Existing Credit Agreement.

(h) Payment of Fees. The Borrower shall have paid all accrued and unpaid fees, costs, expenses and other amounts to the extent due and payable under this Agreement or the Existing Credit Agreement on or prior to the execution of this Agreement, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i) Other. Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

SECTION 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing shall be subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in Article III of this Agreement (except the representations and warranties made by the Borrower in Sections 3.06 and 3.08) shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent any of them expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) All legal matters incident to such Borrowing shall be reasonably satisfactory to the Lenders and their counsel.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Reporting. The Borrower will maintain, for itself and each of its subsidiaries, a system of accounting established and administered in accordance with GAAP, consistently applied, and will furnish to the Administrative Agent and each Lender:

(a) As soon as practicable and in any event within 90 days after the close of each Fiscal Year, the consolidated and consolidating statements of income, retained earnings and cash flow of AI and its Subsidiaries for such Fiscal Year, and the related consolidated and consolidating balance sheet of AI and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, accompanied by an opinion of Ernst & Young or such other certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall not be limited as to scope or contain a “going concern” or like qualification or exception and shall state that such financial statements (other than consolidating statements) fairly present the consolidated financial condition and results of operations, as the case may be, of AI and its Subsidiaries in accordance with GAAP as at the end of, and for, such Fiscal Year.

(b) As soon as practicable and in any event within 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated unaudited balance sheets of AI and its Subsidiaries as at the close of each such period and related consolidated statements of income, retained earnings and cash flow for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, in each case setting forth in comparative form results of the corresponding period in the preceding Fiscal Year, all certified by the chief financial officer or treasurer of AI as fairly presenting the consolidated financial condition and results of operations of AI and its Subsidiaries for such period in accordance with GAAP (subject to normal year-end adjustments).

(c) As soon as practicable and in any event within 90 days after the close of each Fiscal Year, copies of the unaudited Annual Statement of AICI, certified by the chief financial officer or treasurer of AICI as fairly presenting the financial condition and results of operations of AICI in accordance with SAP consistently applied throughout the periods reflected therein.

(d) As soon as practicable and in any event within 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, copies of the unaudited Quarterly Statement of AICI, certified by the chief financial officer or treasurer of AICI as fairly presenting the financial condition and results of operations of AICI in accordance with SAP consistently applied throughout the periods reflected therein.

(e) Promptly, and in any event within 15 days after learning thereof, notification of any change after the date hereof in the ratings by Moody’s or S&P of the Index Debt.

(f) Together with the financial statements required by clauses (a) and (b) above, a compliance certificate signed by the chief financial officer or treasurer of AI showing the calculations necessary to determine compliance with Sections 5.10, 5.11 and 5.15 of this Agreement and stating that no Default has occurred, or if a Default has occurred, stating the nature and status thereof and the details of any action taken or proposed to be taken with respect thereto.

(g) As soon as possible and in any event within 10 days after the Borrower knows that any Termination Event has occurred, a statement, signed by the chief financial officer or treasurer of AI, describing such Termination Event and the action which AI proposes to take with respect thereto.

(h) Promptly upon the filing thereof, copies of all filings and annual, quarterly, monthly or other regular reports which AI or any Subsidiary files with (i) the Securities and Exchange Commission or (ii) to the extent that it contains information indicating that an event or circumstance constituting or resulting in a Material Adverse Effect has occurred, the NAIC or any insurance commission or department or analogous Governmental Authority (including, without limitation, any filing made by AI or any Subsidiary pursuant to any insurance holding company act or related rules or regulations).

(i) As soon as possible (i) after learning thereof, notice that the Blue Cross Blue Shield Association is taking or intends to take action to terminate or materially modify any Blue Cross/Blue Shield license arrangement of AI or an Insurance Subsidiary, and (ii) after taking such action, notice of any action by the Borrower to materially modify such arrangement.

(j) Such other information as the Administrative Agent or any Lender may from time to time reasonably request.

(k) Information required to be delivered pursuant to Sections 5.01(a) and 5.01(b) and clause (i) of Section 5.01(h) shall be deemed to have been delivered on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.Anthem.com or at http://www.sec.gov; provided that such notice may be included in the certificates delivered pursuant to Section 5.01(f) and provided further that the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a) and 5.01(b) and clause (i) of Section 5.01(h) after the date delivery is required thereunder to any Lender which requests such delivery within five Business Days after such request.

SECTION 5.02. Use of Proceeds. The Borrower will use the proceeds of the Loans for general corporate purposes, including stock repurchases, the payment of maturing commercial paper and the funding of working capital requirements. The Borrower will not, nor will it permit any of the

Subsidiaries to, own Margin Stock to the extent the value of such Margin Stock would exceed 25% of the value of the assets of AI and its consolidated Subsidiaries that are subject to Section 5.11 or 5.13 or to use any of the proceeds of the Loans to finance the Purchase of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

SECTION 5.03. Notice of Material Events. The Borrower will give prompt notice in writing to the Lenders of (a) the occurrence of any Default, (b) the occurrence of any other development, financial or otherwise, relating specifically to AI or any Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect, (c) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by AI or any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of AI or any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any judicial or administrative order limiting or controlling the business of AI or any of its subsidiaries (and not the industry in which AI or such subsidiary is engaged generally) which has been issued or adopted which could reasonably be expected to have a Material Adverse Effect or (f) the commencement of any litigation which could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Conduct of Business. (a)The Borrower will, and will cause each of its subsidiaries to, (i) carry on and conduct its business only in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii)(w) with respect to the Borrower and each Insurance Subsidiary, only engage in the insurance business or the business of a holding company owning entities engaged in the insurance business or the business of insurance or reasonably incidental activities, and (x) with respect to each other Subsidiary, only engage in other activities reasonably incidental to the insurance business, all substantially to the extent in which it is engaged as of the date hereof, provided, that any subsidiary or subsidiaries with an aggregate net worth, determined in accordance with GAAP, of less than 10% of the Net Worth of AI, may engage in other activities, (y) do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and its jurisdiction of domicile and maintain all requisite authority to conduct its business in each other jurisdiction in which such qualification is required, except where the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect, and (z) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for the Borrower or any Insurance Subsidiary to conduct business in compliance with all applicable laws and regulations; provided, that the Borrower or any Insurance Subsidiary may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the Borrower’s or such Insurance Subsidiary’s Board of Directors to be in the best interest of the Borrower or such Insurance Subsidiary, as applicable, and could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Taxes. The Borrower will, and will cause each of its subsidiaries to, timely file complete and correct United States federal and applicable material foreign, state and local Tax returns required by applicable law and pay when due all Taxes, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or SAP, as applicable.

SECTION 5.06. Insurance. The Borrower will, and will cause each of its subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all of its Property in such amounts and covering such risks as is consistent with sound business practice (or, to an extent not in excess of that customarily employed by Persons engaged in the same or similar business similarly situated, by self-insurance), and the Borrower will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

SECTION 5.09. Inspection. The Borrower will, and will cause each of its Material Subsidiaries to, permit the Administrative Agent and each Lender, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower or Material Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower or Material Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each of its subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or such Lender may designate upon reasonable notice. The Borrower will keep or cause to be kept, and cause each of its subsidiaries to keep or cause to be kept, appropriate records and books of account in which complete entries are made reflecting its and their business and financial transactions, such entries to be made in accordance with GAAP or SAP, as applicable, consistently applied.

SECTION 5.10. Coverage Ratio. The Borrower will achieve, as of the last day of each fiscal quarter, a ratio of Dividendable Cash to Interest Expense for the period of four consecutive fiscal quarters ending on such date, of not less than 2.00 to 1.00.

SECTION 5.11. Fundamental Changes. (a) The Borrower will not, nor will it permit any of its subsidiaries to, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, merge or consolidate with any other corporation, or sell, lease or otherwise dispose of all or any part of its assets (other than in the ordinary course of business), except that, so long as no Default then exists or would result therefrom:

(i) Subsidiaries which are not Material Subsidiaries may be liquidated or dissolved and their affairs wound up;

(ii) the Borrower or any Subsidiary may merge, consolidate or amalgamate with any other Person; provided, that the Borrower or Subsidiary, as the case may be, is the surviving, continuing or resulting Person in such merger, consolidation or amalgamation and, in the case of a Subsidiary, continues to be a Subsidiary;

(iii) any Subsidiary may merge into the Borrower or another Subsidiary;

(iv) any Subsidiary may sell, lease or otherwise dispose of any of its assets (whether now owned or hereafter acquired and including shares of capital stock, receivables and leasehold interests) to the Borrower or to another Subsidiary; and

(v) the Borrower may sell, lease or otherwise dispose of less than all of its assets (whether now owned or hereafter acquired and including shares of capital stock, receivables and leasehold interests) to any Person, and any Subsidiary may sell, lease or otherwise dispose of all or any part of its assets to a Person other than the Borrower or another Subsidiary (whether in connection with a merger, consolidation or amalgamation of such Subsidiary into a Person other than the Borrower or another Subsidiary or otherwise), in each case, for a consideration which represents the fair market value of such assets (as determined in good faith by an Authorized Officer of such Subsidiary) of such Subsidiary at the time of such sale, lease or other disposition; provided, that immediately after such sale, lease or other disposition and after giving effect thereto, the aggregate market value of all assets so sold, leased or otherwise disposed of by AI and the Subsidiaries during any Fiscal Year does not exceed 10% of the consolidated assets of AI and its subsidiaries as shown in the consolidated financial statements of AI and the Subsidiaries as at the end of the Fiscal Year next preceding the date on which such determination is made.

(b) The Borrower shall not, nor shall it permit any of its subsidiaries to, at any time, acquire any assets of or interests in any other Person for a total consideration in excess of $250,000,000, unless the Borrower shall provide to the Administrative Agent and the Lenders, not less than 10 days prior to the proposed acquisition, calculations specifically demonstrating compliance with the financial covenants in Section 5.15, both before and after giving effect to the proposed acquisition.

SECTION 5.12. Investments and Purchases. The Borrower will not, and the Borrower will not permit any Insurance Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases, except for Investments and Purchases approved by applicable insurance departments or commissioners, or as otherwise permitted by, or not prohibited by, applicable insurance laws.

SECTION 5.13. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

SECTION 5.14. Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any transaction with, any of its respective Affiliates, except in the ordinary course of business and upon fair and reasonable terms no less favorable than the Borrower or Subsidiary could obtain or could be entitled to in an arm’s-length transaction with a Person which is not an Affiliate.

SECTION 5.15. Financial Covenants. AI on a consolidated basis with the Subsidiaries shall:

(a) Minimum Net Worth. Maintain a minimum Net Worth as of the last day of each Fiscal Quarter after the date hereof of an amount at least equal to the sum of (a) 75% of the Net Worth of AI as of June 30, 2002, plus (b) 50% of positive Net Income, if any, of AI for each Fiscal Quarter ending after the June 30, 2002, Fiscal Quarter and prior to the time of determination, plus (c) 75% of any equity issuance of AI or a Subsidiary in connection with the acquisition of Trigon.

(b) Total Debt to Capital Ratio. At all times after the date hereof, maintain a Total Debt to Capital Ratio of not more than 40%.

SECTION 5.16. Change in Corporate Structure; Fiscal Year. The Borrower shall not, nor shall it permit any of its subsidiaries to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation, by-laws or code of regulations which is materially adverse to the interests of the Lenders or (b) change its Fiscal Year to end on any date other than December 31 of each year.

SECTION 5.17. Inconsistent Agreements. The Borrower shall not, nor shall it permit any of its subsidiaries to, enter into any material indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the Transactions or the Obligations, the amending of this Agreement or the ability of any Material Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower (other than as required by applicable state Governmental Authorities), or (b) contains any provision which would be violated or breached by the making of Loans or by the performance by the Borrower of any of the Obligations or the Transactions.

SECTION 5.18. ERISA Compliance. With respect to each Plan, neither the Borrower nor any Subsidiary nor any member of the Controlled Group shall:

(a) engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (b) or (c)) could be imposed;

(b)(i) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (a), (b)(ii) or (c)), whether or not waived, or (ii) permit any Unfunded Liability to exceed $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (a), (b)(i) or (c));

(c) permit the occurrence of any Termination Event which could result in a liability to such entity in excess of $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (b) or (a));

(d) be an “employer” (as such term is defined in Section 3(5) of ERISA) required to contribute to such Plan if it is a Multiemployer Plan or a “substantial employer” (as such term is defined in Section 4001(a)(2) of ERISA) required to contribute to such Plan if it is a Multiemployer Plan if the same could reasonably be expected to have a Material Adverse Effect; or

(e) permit the establishment or amendment of such Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to such Plan which could result in liability to the Borrower or any member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.19. Subsidiary Indebtedness. The Borrower will not permit the aggregate principal amount of Indebtedness of the Subsidiaries (excluding (i) any Indebtedness of AICI existing on July 2, 2002 and (ii) any Indebtedness of a Subsidiary owed to the Borrower or another Subsidiary and Contingent Obligations of any Subsidiary where the “other Person” referred to in the definition of “Contingent Obligations” is a Subsidiary, but including, without duplication, any guarantee (or obligations having the economic effect of a guarantee) by a Subsidiary of Indebtedness of the Borrower) at any time to exceed $100,000,000.

ARTICLE VI

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement or the Transactions, or any certificate or information delivered in connection with this Agreement or the Transactions, shall be false in any material respect on the date as of which made, deemed made, or delivered;

(b)(i) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) ) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) the breach by the Borrower or any Subsidiary of any of the terms or provisions of Section 5.02, Section 5.03(a), Section 5.10, or Sections 5.11, 5.12, 5.13 (to the extent that a Lien was created, assumed, incurred or permitted to exist in violation thereof with the knowledge or approval of a Financial Officer) or 5.14 through 5.19, or by any member of the Controlled Group of Section 5.18;

(d) the breach by the Borrower (other than breaches specified in clause (a), (b) or (c) of this Article) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the earlier of (i) first knowledge thereof by the Borrower and (ii) written notice from the Administrative Agent or any Lender;

(e) the default by the Borrower or any Subsidiary in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $30,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled payment) prior to the stated maturity thereof;

(f) the Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii)

make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, rehabilitation, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this clause (f), (vi) fail to contest in good faith any appointment or proceeding described in clause (g) of this Article or (vii) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due;

(g) without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator, conservator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or its Property, or a proceeding described in clause (f)(iv) of this Article shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty consecutive days;

(h) any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrower and its subsidiaries which, when taken together with all other Property of the Borrower and its subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion;

(i) there is entered against the Borrower or any of its subsidiaries (i) a final judgment or order for the payment of money in excess of $30,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $30,000,000) which has not been paid, bonded or otherwise discharged within 30 days after such judgment becomes final, or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect which has not been bonded or discharged within 30 days after such judgment becomes final and, in either case, such judgment or order has not been stayed on appeal or is not otherwise being appropriately contested in good faith;

(j) any License of AICI or any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, (a) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against AICI or such Insurance Subsidiary and shall not have been dismissed within 30 days after the commencement thereof, (b) shall be suspended by such Governmental Authority for a period in excess of 30 days, or (c) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reinsurance or renewal by AICI or such Insurance Subsidiary;

(k) the Borrower or any Insurance Subsidiary shall be fined by or at the request of any state insurance regulatory agency as a result of such violation by the Borrower or Insurance Subsidiary of such state’s applicable insurance laws or the regulations promulgated in connection therewith and the imposition of such fine or the payment thereof could reasonably be expected to have a Material Adverse Effect;

(l) the Borrower or any Insurance Subsidiary shall become subject to (a) any conservation or liquidation order, directive or mandate issued by any Governmental Authority or (b) any other directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, which in either case is not stayed within 10 days; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative

Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default, except with respect to defaults in the payment of principal, interest, fees or other amounts required to be paid to the Administrative Agent for the account of the Lenders, unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent” or a “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor

Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at Anthem, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention of Treasurer (Telecopy No. 317-488-6160);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Monica Mikolajczyk (Telecopy No. (212) 552-7500), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Robert Bottamedi (Telecopy No. (212) 270-3279); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment was incurred) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) (ii) or (iii) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle utilized by such Granting Lender (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with prior notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This subsection (h) may not be amended without the written consent of each SPC which has Loans outstanding at the time such amendment is made. Except for its obligation to fund any portion of its Commitment that is actually funded by an SPC, the obligations of the Granting Lender under this Agreement shall remain unchanged, the Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with the Granting Lender in connection with the Granting Lender’s rights and obligations under this Agreement. Except as otherwise provided in this subsection (h), the Granting Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its Properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANTHEM, INC,,

by	/s/George D. Martin
Name: George D. Martin Title: Vice President and Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent,

by	/s/James S. Ely III
Name: James S. Ely III Title: Managing Director

BANK OF AMERICA, N.A., individually and as Syndication Agent,

by	/s/Joseph L. Corah
Name: Joseph L. Corah Title: Principal

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Syndication Agent,

by	/s/Kimberly Shaffer
Name: Kimberly Shaffer Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLEET NATIONAL BANK, individually and as Documentation Agent,

by	/s/Stephen E. Burse
Name: Stephen E. Burse Title: Vice President

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation), individually and as Documentation Agent

by	/s/Jennifer M. Hill
Name: Jennifer M. Hill
Title: Vice President and Chief Financial Officer

SIGNATURE PAGE TO THE ANTHEM, INC. AMENDED AND RESTATED 364 DAY CREDIT AGREEMENT LENDER:

Branch Banking and Trust Company of Virginia

by	/s/J. Charles Link
Name: J. Charles Link Title: Senior Vice President

Citicorp USA

by	/s/David A. Dodge
Name: David A. Dodge Title: Managing Director

Fifth Third Bank, Indiana

by	/s/Andrew M. Cardimen
Name: Andrew M. Cardimen Title: Vice President

KeyBank National Association

by	/s/Mary K. Young
Name: Mary K. Young Title: Vice President

LaSalle Bank N.A.

by	/s/Bradley J. Kronland
Name: Bradley J. Kronland Title: Assistant Vice President

Morgan Stanley Bank

by	/s/Jaap L. Tonckens
Name: Jaap L. Tonckens Title: Vice President

National City Bank of Indiana

by	/s/Thomas E. Bale
Name: Thomas E. Bale Title: Vice President

PNC Bank, National Association

by	/s/Richard M. Ellis
Name: Richard M. Ellis Title: Senior Vice President

SunTrust Bank

by	/s/W. Brooks Hubbard
Name: W. Brooks Hubbard Title: Director

The Bank of New York

by	/s/Thomas J. McCormack
Name: Thomas J. McCormack Title: Vice President

The Huntington National Bank

by	/s/Randall K. Stephens
Name: Randall K. Stephens Title: Vice President

UBS AG, Cayman Islands Branch

by	/s/Patricia O’Kicki
Name: Patricia O’Kicki Title: Director

by	/s/Wilfred V. Saint
Name: Wilfred V. Saint Title: Associate Director

Union Planters Bank, N.A.

by	/s/Scott A. Dvornik
Name: Scott A. Dvornik Title: Vice President

Wells Fargo Bank, National Association

by	/s/Beth C. McGinnis
Name: Beth C. McGinnis Title: Vice President

by	/s/James Doherty
Name: James Doherty Title: Vice President

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the 364-Day Credit Agreement dated as of July 1, 2003 (as amended, modified, supplemented or waived, the “Credit Agreement”), among Anthem, Inc., the Lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., and Wachovia Bank, N.A., as Syndication Agents and Fleet National Bank and William Street Commitment Corporation, as Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

ARTICLE IXThe Assignor named below hereby sells and assigns, without recourse, to the Assignee named below and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitments of the Assignor on the Assignment Date and the Loans owing to the Assignor which are outstanding on the Assignment Date. The Assignor represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any Liens. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

ARTICLE XThis Assignment and Acceptance is being delivered to the Administrative Agent together with (i) to the extent required, any documentation required to be delivered by the Assignee pursuant to Section 2.15(e) of the Credit Agreement, (ii) if the Assignee is not already a Lender under the Agreement, an Administrative Questionnaire in the form provided by the Administrative Agent and (iii) a processing and recordation fee in the amount of $3,500.

ARTICLE XIThis Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment	$	%
Assigned:

The terms set forth herein are hereby agreed to:	Consented to (if required):

, as Assignor,	ANTHEM, INC.,

by	by
Name:	Name:
Title:	Title:

, as Assignee,	JPMORGAN CHASE BANK, as Administrative Agent,

by	by
Name:	Name:
Title:	Title:

EXHIBIT B

July 1, 2003

The Lenders parties to the Credit Agreement

described below

c/o JPMorgan Chase Bank,

as Administrative Agent

One Chase Manhattan Plaza, 8th Floor

New York, New York 10081

JPMorgan Chase Bank,

as Administrative Agent

One Chase Manhattan Plaza, 8th Floor

New York, New York 10081

Ladies and Gentlemen:

We have acted as counsel to Anthem, Inc., an Indiana corporation (the “Company”) in connection with the Amended and Restated 364-Day Credit Agreement, dated the date hereof (the “Credit Agreement”), among the Company, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wachovia Bank, National Association, as Syndication Agent, Fleet National Bank, as Documentation Agent, William Street Commitment Corporation, as Documentation Agent, and the Lenders parties thereto. Capitalized terms used in this letter and not defined herein are used with the meanings ascribed to them in the Credit Agreement.

In connection with this opinion, we have examined copies of the Credit Agreement and the documents and certificates identified on Schedule I attached hereto, and we have made such inquiries of officers and representatives of the Company as we have deemed relevant or necessary as the basis for such opinions. We have relied upon and assumed the accuracy of such certificates and of the representations made to us by such officers and representatives with respect to the factual matters set forth therein. For purposes of our opinions stated in paragraph 8 below, we have relied upon the representations and warranties of the Company in Section 3.13 of the Credit Agreement. The law covered by the opinions expressed herein is limited to the federal law of the United States of America and the law of the State of Indiana. This opinion letter should not be construed as expressing an opinion on any matters, legal or otherwise, not specifically mentioned herein.

The opinions expressed herein are based upon the following assumptions:

(a)	All documents submitted to us as certified or photostatic copies conform to the originals thereof, and all signatures on the originals are genuine.

(b)	Each of the Lenders, the Administrative Agent, the Syndication Agents, and the Documentation Agents possesses all requisite power and authority to execute, deliver and perform the Credit Agreement, and the Credit Agreement has been duly authorized and executed by each of them and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.

(c)	The principal offices of the Administrative Agent and one or more of the Lenders are in New York; the Lenders’ decisions to extend credit were made outside the State of Indiana and in some cases were made in New York; the Credit Agreement was executed by the Administrative Agent and one or more of the Lenders in New York; the executed Credit Agreement was delivered by the Company to the Administrative Agent and the Lenders in New York; the Credit Agreement will be held at and administered by the Administrative Agent and the Lenders in New York or otherwise outside the State of Indiana; the Loans have been and will be disbursed by the Administrative Agent from New York, and all amounts payable to the Lenders under the Credit Agreement are payable to the Administrative Agent in New York.

Based upon the foregoing and subject to the qualifications and exceptions set forth below, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Indiana. The Company has not yet been required to file any report with the Indiana Secretary of State, and no notice of withdrawal, dissolution or expiration has been filed with or by the Indiana Secretary of State. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and to consummate the transactions contemplated thereby.

2. The Credit Agreement has been duly authorized, executed and delivered by the Company. If, notwithstanding the choice of the laws of the State of New York to govern the Credit Agreement, it is deemed to be governed by the laws of the State of Indiana, the Credit Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. The execution, delivery, and consummation of the transactions contemplated by the Credit Agreement by the Company will not (A) violate (i) any provision of the articles of incorporation or by-laws of the Company, (ii) any applicable United States federal or Indiana laws, statutes, rules, or regulations, or (iii) the provisions of any of the agreements identified on Schedule II attached hereto; or (B) give rise to a right under any of the agreements identified on Schedule II to require any payment to be made by the Company or any of the Subsidiaries, or result in the creation or imposition of any Lien under any of such agreements on any asset of the Company or any of the Subsidiaries, and do not require the consent or approval of any of the parties to the agreements identified on Schedule II attached hereto.

4. No consent, approval or authorization of, declaration, registration, or filing with, or other action by any United States federal or Indiana Governmental Authority is required to be obtained or made by the Company as a condition precedent to the valid execution, delivery, and performance of the Credit Agreement.

5. The rates of interest provided for in the Credit Agreement do not violate any laws of the State of Indiana pertaining to interest or usury.

6. We believe that under applicable Indiana case law, an Indiana court or a federal court sitting in Indiana as the forum state and applying Indiana conflict of law rules (in either case, an “Indiana

Court”) would give effect to the choice of law provisions in the Credit Agreement which state that New York law shall govern the construction and interpretation of the Credit Agreement, unless it is determined by such Indiana Court that the parties were actuated by fraud in their choice of New York law to govern the Credit Agreement or that the application of New York law would effect a substantial injustice, or would be contrary to a fundamental public policy of the State of Indiana or of some other state. However, an Indiana Court will apply the laws of Indiana or of another jurisdiction to determine a specific issue if the Indiana Court concludes that Indiana or such other jurisdiction has a materially greater interest than the State of New York in such issue, that application of New York law to such issue would be contrary to a fundamental public policy of such other jurisdiction, and that the law of the other jurisdiction would govern in the event the parties had not made an effective choice of law.

7. Neither the Company nor any of the Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” as defined in or subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

8. The borrowing of the Loans and the use of the proceeds thereof by the Company in accordance with the terms of the Credit Agreement will not violate Regulation T, U or X of the Board.

Based upon and relying upon an investigation regarding litigation and other proceedings currently being handled by this firm, and on information provided to us by officers of the Company, we hereby confirm to you that there are no actions, suits, proceedings or investigations pending against the Company which challenge the validity or seek to prevent, enjoin or delay the execution, delivery or performance of the Credit Agreement or the consummation of the transactions contemplated thereby.

The opinions expressed herein are subject to the following additional qualifications:

(A)	The enforceability and binding effect of the Credit Agreement, and the performance by the Company thereof may be or is: (1) limited by bankruptcy, insolvency, reorganization, rearrangement, receivership, moratorium, or similar laws affecting the enforceability of creditors’ rights generally; (2) limited by fraudulent conveyance laws; and (3) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain waivers, releases of rights, indemnifications and remedies provided for in the Credit Agreement may be unenforceable or unavailable in whole or in part, or may be of limited efficacy under the laws of the State of Indiana, but the inclusion of such provisions will not affect the validity of the Credit Agreement and the unenforceability, unavailability or limited efficacy of such provisions will not prevent the practical realization of the rights and benefits intended to be afforded thereby. Further:

(i)	We express no opinion as to the validity, availability or enforceability of any provisions in the Credit Agreement that (a) purport to waive objections to venue or jurisdiction, or the right to a trial by jury, or (b) provide for methods of service of process other than in accordance with applicable Indiana law.

(ii)	We express no opinion as to the enforceability of those provisions of the Credit Agreement calling for the payment of prepayment premiums or late charges, or which increase the rate(s) of interest payable on the Loans after a Default or Event of Default.

(B)	While there is no Indiana statute that establishes a maximum legal interest rate applicable to commercial loans to corporations, two Indiana statutes might be deemed to establish such a maximum legal rate. IC 24-4.5-5-107 and IC 35-45-7-1 et. seq. One statute establishes a maximum rate of 72% per annum, but is applicable to non-consumer loans only if unlawful force or the threat of force is used to collect or to attempt to collect the loan or any consideration for the loan. The other statute provides that a loan with an interest rate in excess of 45% per annum calculated according to the actuarial method is prima facie unenforceable, but only if made by a creditor with a reputation for using violence or criminal means to collect or to punish nonrepayment.

(C)	We express no opinion, and undertake no responsibility to inform the Lenders, or their counsel, as to the effect of changes in laws.

This opinion letter is furnished to the Administrative Agent and the Lenders solely for their benefit in connection with the Credit Agreement. This opinion letter may not be used for any other purpose, or furnished to or relied upon by any other person or entity, other than by the Administrative Agent, the Syndication Agents, the Documentation Agents and the Lenders, and their successor, assigns and participants with respect to the Credit Agreement, without our prior written consent.

Very truly yours,

SCHEDULE I

(a) The Secretary’s Certificate of the Company, dated the date hereof, certifying as to (i) the resolutions adopted by the Executive Committee of the Board of Directors of the Company with respect to the Credit Agreement and the transactions related thereto, (ii) the By-Laws of the Company, and (iii) the incumbency of certain officers of the Company.

(b) A Certificate of the Indiana Secretary of State dated June 23, 2003, as to the valid existence under Indiana law of the Company.

(c) Copies of (i) the Articles of Incorporation, as amended, of the Company certified by the Indiana Secretary of State as of June 23, 2003.

SCHEDULE II

(a) Fiscal Agency Agreement dated April 1, 1997, between AICI and The Chase Manhattan Bank, as fiscal agent, in respect of the $200,000,000 Surplus Notes due 2027.

(b) Fiscal Agency Agreement dated February 1, 2000, between AICI and SunTrust Bank, as fiscal agent, in respect of the $300,000,000 Surplus Notes due 2010.

(c) Fiscal Agency Agreement dated as of July 22, 1993, among Associated P&C Holdings, Inc., as issuer, AICI, as guarantor, and Shawmut Bank of Connecticut, as fiscal agent, in respect of the 6.75% Senior Secured Notes due 2003.

(d) Five Year Credit Agreement dated as of November 5, 2001; among AICI, the Company, The Chase Manhattan Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Fleet National Bank, as Documentation Agent, and the Lenders parties thereto, as amended by the First Amendment to the Five-Year Credit Agreement dated as of July 2, 2002.

EXHIBIT C

July 1, 2003

The Lenders parties to the Credit Agreement

described below

c/o JPMorgan Chase Bank,

as Administrative Agent

One Chase Manhattan Plaza, 8th Floor

New York, New York 10081

JPMorgan Chase Bank,

as Administrative Agent

One Chase Manhattan Plaza, 8th Floor

New York, New York 10081

Ladies and Gentlemen:

In my capacity as the Executive Vice President and Chief Legal and Administrative Officer, I have acted as counsel for Anthem, Inc., an Indiana corporation (the “Company”) in connection with the Amended and Restated 364-Day Credit Agreement, dated the date hereof (the “Credit Agreement”), between the Company, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wachovia Bank, National Association, as Syndication Agent, Fleet National Bank, as Documentation Agent, William Street Commitment Corporation, as Documentation Agent, and the Lenders parties thereto. Capitalized terms used in this letter and not defined herein are used with the meanings ascribed to them in the Credit Agreement.

For purposes of this opinion, which is being given pursuant to Section 4.01 of the Credit Agreement, I, or other attorneys of the Company under my direction and control, have examined originals or copies, identified to my satisfaction, of such documents, corporate records, instruments and other relevant materials as I have deemed advisable.

The law covered by the opinions expressed herein is limited to the federal law of the United States and the law of the State of Indiana.

For purposes of this opinion, the phrase “to my knowledge” means the conscious awareness, after due inquiry, of the facts or other information by me, and the other attorneys of the Company under my direction and control who have actively been involved in the transactions contemplated by the Credit Agreement.

Based on and subject to the foregoing, I am of the opinion that:

1. The execution, delivery, and consummation of the transactions contemplated by the Credit Agreement by the Company will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to me to which the Company or any of the

Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound or to which any of the property or assets of the Company or any of the Subsidiaries is subject, the effect of which, individually or in the aggregate, would be either to adversely affect the validity or performance of the Credit Agreement or to have a Material Adverse Effect.

2. To my knowledge, other than the Disclosed Matters, there are no actions, suits or proceedings before any arbitrator or Governmental Authority pending against, or to my knowledge threatened against or affecting the Company or any of the Subsidiaries which could reasonably be expected to have, individually or in the aggregate (excluding from any such aggregate any Disclosed Matters), a Material Adverse Effect, or which challenge the validity or seek to prevent, enjoin or delay the execution, delivery or performance of the Credit Agreement or the consummation of the transactions contemplated thereby.

The opinions expressed herein are rendered solely for your benefit, and the benefit of your successors, assigns, and participants, in connection with the transactions contemplated by the Credit Agreement. These opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without my prior written consent.

Yours very truly,

David R. Frick, Executive Vice President and Chief Legal and Administrative Officer

Schedule 2.01

Commitments

Lender	Allocation
JPMorgan Chase Bank	$70,000,000.00
Bank of America, N.A.	$52,500,000.00
Fleet National Bank	$52,500,000.00
Wachovia Bank, N.A.	$52,500,000.00
The Bank of New York	$40,000,000.00
Citibank, N.A.	$40,000,000.00
Branch Banking & Trust Company	$40,000,000.00
LaSalle Bank National Association	$30,000,000.00
UBS AG	$30,000,000.00
Morgan Stanley	$30,000,000.00
KeyBank	$22,500,000.00
SunTrust Bank	$22,500,000.00
Huntington National Bank	$22,500,000.00
Lehman Brothers Commercial Paper	$22,500,000.00
Wells Fargo Bank, National Association	$17,500,000.00
Union Planters Bank	$17,500,000.00
PNC Bank, National Association	$12,500,000.00
National City Bank of Indiana	$12,500,000.00
Fifth Third Bank	$12,500,000.00
Total	$600,000,000.00

SCHEDULE 3.08

Litigation and Environmental Matters

Note:	References in this Schedule to the “Company” refer to Anthem, Inc. and its direct and indirect subsidiaries.

1. A number of managed care organizations have been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings, which allege various violations of the Employee Retirement Income Security Act of 1974 (“ERISA”), have been filed in Connecticut against the Company or its Connecticut subsidiary. One proceeding was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude the Company from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, brought on behalf of a purported class of HM7O and Point of Service members in Connecticut and elsewhere, seeks injunctive relief to preclude the Company from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

In addition, the Company’s Connecticut subsidiary is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. The suits allege that the Connecticut subsidiary has breached its contracts by, among other things, failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. Two of the suits seek injunctive relief and monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks injunctive relief only. On July 19, 2001, one of the suits was certified as a class suit as to three of the plaintiff’s fifteen allegations. The class is defined as those physicians who practice in Connecticut or group practices which are located in Connecticut that were parties to either a Participating Physician Agreement or a Participating Physicians Group Agreement with the Company and/or its Connecticut subsidiary during the period from 1993 to the present, excluding risk-sharing arrangements and certain other contracts. The claims which were certified as class claims are: the Company’s alleged failure to provide plaintiffs and other similarly situated physicians with consistent medical utilization/quality management and administration of covered services by paying financial incentive and performance bonuses to providers and the Company’s staff members involved in making utilization management decisions; an alleged failure to maintain accurate books and records whereby improper payments to the plaintiffs were made based on claim codes submitted; and an alleged failure to provide senior personnel to work with plaintiffs and other similarly situated physicians. The Company has appealed the class certification decision.

On September 26, 2002, Anthem, Inc. was added as a defendant to a Multi District Litigation (“MDL”) class action lawsuit pending in Miami, Florida, brought on behalf of individual doctors and several medical societies. Other defendants include Humana, Aetna, Cigna, Coventry, Health Net, PacifiCare, Prudential, United Healthcare and WellPoint. The managed care litigation around the country has been consolidated to the U.S. District Court in Miami, Florida, under MDL rules. The Court has split the case into two groups, a “provider track” involving claims by doctors, osteopaths, and other professional providers, and a “subscriber track” involving claims by subscribers or members of the various health plan defendants. The complaint against Anthem and the other defendants alleges that the defendants do not properly pay claims, but instead “down-code” claims, improperly “bundle” claims, use erroneous or improper cost criteria to evaluate claims and delay paying proper claims. The suit also alleges that the defendants operate a common scheme and conspiracy in violation of the Racketeer Influenced Corrupt Organizations Act (“RICO”). The suit seeks declaratory and injunctive relief, unspecified monetary damages, treble damages under RICO and punitive damages. The court certified a class in the provider track cases on September 26, 2002, but denied class certification in the subscriber track cases. Defendants in the provider track cases sought, and on November 20, 2002 were granted, an interlocutory appeal of the class certification in the Eleventh Circuit. Briefing has been completed and oral argument before the Eleventh Circuit is scheduled for September 11, 2003. Due to Anthem’s late addition to the case, it was not included in the September 26, 2002 class certification order, and is, therefore, not part of the appeal; however, the Company may be affected by the outcome of the appeal.

On October 10, 2001, the Connecticut State Dental Association and five dental providers filed suit against the Company’s Connecticut subsidiary. The suit alleged breach of contract and violation of the Connecticut Unfair Trade Practices Act. The suit was voluntarily withdrawn on November 9, 2001. The claims were refiled on April 15, 2002, as two separate suits; one by the Connecticut State Dental Association and the second by two dental providers, purportedly on behalf of a class of dental providers. Both suits seek injunctive relief, and unspecified monetary damages (both compensatory and punitive).

The Company intends to vigorously defend all these proceedings; however, their ultimate outcomes cannot presently be determined.

2. The Company’s primary Ohio subsidiary and primary Kentucky subsidiary were sued on June 27, 2002, in their respective state courts. The suits were brought by the Academy of Medicine of Cincinnati, as well as individual physicians, and purport to be class action suits brought on behalf of all physicians practicing in the greater Cincinnati area and in the Northern Kentucky area, respectively. In addition to the Company subsidiaries, both suits name Aetna, United Healthcare and Humana as defendants. The first suit, captioned Academy of Medicine of Cincinnati and Luis Pagani, M.D. v. Aetna Health, Inc., Humana Health Plan of Ohio, Inc., Anthem Blue Cross and Blue Shield, and United Health Care of Ohio, Inc., No. A02004947 was filed on June 27, 2002 in the Court of Common Pleas, Hamilton County, Ohio. The second suit, captioned Academy of Medicine of Cincinnati and A. Lee Greiner, M.D., Victor Schmelzer, M.D., and Karl S. Ulicny, Jr., M.D. v. Aetna Health, Inc., Humana, Inc., Anthem Blue Cross and Blue Shield, and United Health Care, Inc., No. 02-CI-903 was filed on June 27, 2002 in the Boone County, Kentucky, Circuit Court.

Both suits allege that the four companies acted in combination and collusion with one another to reduce the reimbursement rates paid to physicians in the area. The suits allege that as a direct result of the defendants’ alleged anti-competitive actions, health care in the area has suffered, namely that: there are fewer hospitals; physicians are rapidly leaving the area; medical practices are unable to hire new physicians; and, from the perspective of the public, the availability of health care has been significantly reduced. Each suit alleges that these actions violate the respective state’s antitrust and unfair competition laws, and each suit seeks class certification, compensatory damages, attorneys’ fees, and injunctive relief to prevent the alleged anti-competitive behavior against the class in the future. Motions to dismiss or to send the cases to binding arbitration, per the provider contracts, were filed in both courts. The Ohio court overruled the motions on January 21, 2003 and the Kentucky court overruled the motions on February 19, 2003. Defendants have appealed both rulings. These suits are in the preliminary stages. The Company intends to vigorously defend the suits and believes that any liability from these suits will not have a material adverse effect on its consolidated financial position or results of operations.

3. On October 25, 1995, Anthem Insurance Companies, Inc. (“Anthem Insurance”) and two Indiana affiliates were named as defendants in a lawsuit titled Dr. William Lewis, et al. v. Associated Medical Networks, Ltd., et al., that was filed in the Superior Court of Lake County, Indiana. The plaintiffs are three related health care providers. The health care providers assert that the Company failed to honor contractual assignments of health insurance benefits and violated equitable liens held by the health care providers by not paying directly to them the health insurance benefits for medical treatment rendered to patients who had insurance with the Company. The Company paid its customers’ claims for the health care providers’ services by sending payments to its customers as called for by their insurance policies, and the health care providers assert that the patients failed to use the insurance benefits to pay for the health care providers’ services. The plaintiffs filed the case as a class action on behalf of similarly situated health care providers and seek compensatory damages in unspecified amounts for the insurance benefits not paid to the class members, plus prejudgment interest. The case was transferred to the Superior Court of Marion County, Indiana, where it is now pending. On December 3, 2001, the Court entered summary judgment for the Company on the health care providers’ equitable lien claims. The Court also entered summary judgment for the Company on the health care providers’ contractual assignments claims to the extent that the health care providers do not hold effective assignments of insurance benefits from patients. On the same date, the Court certified the case as a class action. As limited by the summary judgment order, the class consists of health care providers in Indiana who (1) were not in one of the Company’s networks, (2) did not receive direct payment from the Company for services rendered to a patient covered by one of the Company’s insurance policies that is not subject to ERISA, (3) were not paid by the patient (or were otherwise damaged by the Company’s payment to its customer instead of to the health care provider), and (4) had an effective assignment of insurance benefits from the patient. The Company filed a motion seeking an interlocutory appeal of the class certification order in the Indiana Court of Appeals. On May 20, 2002, the Indiana Court of Appeals granted the Company’s motion seeking an interlocutory appeal of the class certification order. In February 2003, the Indiana Court of Appeals affirmed the trial court’s class certification. The Company filed a petition for the transfer to the Indiana Supreme Court in March 2003. A ruling from the Indiana Supreme Court has not been issued. In any event, the Company intends to continue to vigorously defend the case and believes that any liability that may result from the case will not have a material adverse effect on its consolidated financial position or results of operations.

4. The Company, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the Federal Centers for Medicare and Medicaid Services, formerly the Health Care Financing Administration. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In recent years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 million to $51.6 million, plus a payment by one company of $144.0 million. While the Company believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of the Company’s activities under certain of its Medicare fiscal intermediary contracts.

AdminaStar Federal, Inc. (“AdminaStar”), a subsidiary of Anthem Insurance, has received several subpoenas prior to May 2000 from the Office of Inspector General (“OIG”) and the U.S. Department of Justice, one seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and the others requesting certain financial records and information of AdminaStar and Anthem Insurance related to the Company’s Medicare fiscal intermediary (Part A) and carrier (Part B) operations. The Company has made certain disclosures to the government relating to its Medicare Part B operations in Kentucky. The Company was advised by the government that, in conjunction with its ongoing review of these matters, the government has also been reviewing separate allegations made by individuals against AdminaStar, which are included within the same timeframe and involve issues arising from the same nucleus of operative facts as the government’s ongoing review. The Company is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against the Company. However, the Company believes any fines or penalties that may arise from these reviews would not have a material adverse effect on the consolidated financial position or results of operations.

5. As a Blue Cross Blue Shield Association licensee, the Company participates in the Federal Employee Program (“FEP”), a nationwide contract with the Federal Office of Personnel Management to provide coverage to federal employees and their dependents. On July 11, 2001, the Company received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to operations in Ohio, Indiana and Kentucky under the FEP contract. The government has advised the Company that, in conjunction with its ongoing review, the government is also reviewing a separate allegation made by an individual against the Company’s FEP operations, which is included within the same timeframe and involves issues arising from the same nucleus of operative facts as the government’s ongoing review. The Company is currently cooperating with the OIG and the U.S. Department of Justice on these matters. The ultimate outcome of these reviews cannot be determined at this time.

Inclusion of a matter in this Schedule is not a representation or admission by Anthem, Inc. that such matter, if adversely determined, would result in a Material Adverse Effect.

SCHEDULE 3.10

Subsidiaries, Material Subsidiaries and Other Interests

I.	Subsidiaries of Anthem, Inc. as of March 31, 2003 (including State of domicile and percentage of stock or other ownership interests owned by Borrower or other Subsidiaries):

	A.	Anthem Insurance Companies, Inc. (Indiana; 100%)

		(1)	Anthem East, Inc. (Delaware; 100%)
			(a)	Anthem Health & Life Insurance Company of New York (New York; 100%)
			(b)	Anthem Health Plans, Inc. (Connecticut; 100%)
				(i)	HealthReach Services, Inc. (Connecticut; 100%)
			(c)	Anthem Health Plans of Maine, Inc. (Maine; 100%)
				(i)	Machigonne, Inc. (Maine; 100%)
				(ii)	Maine Partners Health Plan, Inc. (Maine; 100%)
			(d)	Anthem Health Plans of New Hampshire, Inc. (New Hampshire; 100%)
				(i)	Matthew Thornton Health Plan, Inc. (New Hampshire; 100%)
				a.	Health Initiatives, Inc.(New Hampshire; 100%)
				(ii)	Northeast Consolidated Services, Inc. (New Hampshire; 100%)

		(2)	Anthem Midwest, Inc. (Ohio; 100%)
			(a)	AdminaStar Federal, Inc. (Indiana; 100%)
			(b)	Anthem Alliance Health Insurance Company (Texas; 100%)
			(c)	Anthem Benefit Administrators, Inc. (Ohio; 100%)
			(d)	Anthem Health Plans of Kentucky, Inc. (Kentucky; 100%)
			(e)	Anthem Life Insurance Company (Indiana; 76.51%; the remaining 23.49% is held by another Subsidiary, Rocky Mountain Hospital and Medical Service, Inc.)

				(i)	Consolidated Insurance, Inc. (New Mexico; 100%)
			(f)	Anthem UM Services, Inc. (Indiana; 100%)
			(g)	Community Insurance Company (Ohio; 100%)
				(i)	Anthem Prescription Management, LLC (Ohio; 100%)
			(h)	Dayton Services Company (Ohio; 100%)
			(i)	Southeastern United Agency, Inc. (Kentucky; 100%)
			(j)	The Anthem Companies, Inc. (Indiana; 100%)

		(3)	Anthem West, Inc. (Indiana; 100%)
			(a)	Rocky Mountain Hospital and Medical Service, Inc. (Colorado; 100%)
				(i)	Benefit Administration Services, Inc. (Colorado; 100%)
				(ii)	HMO Colorado, Inc. (Colorado; 100%)
				(iii)	Rocky Mountain Health Care Corporation (Delaware; 100%)
				a.	Health Management Systems, Inc. (Colorado; 100%)

		(4)	Associated Group, Inc. (Indiana; 100%)
			(a)	Anthem Financial, Inc. (Delaware; 100%)

(i) Lease Partners, Inc. (Delaware; 100%)

	B.	Anthem Southeast, Inc. (Indiana; 100%)
		(1)	Anthem Health Plans of Virginia, Inc. (Virginia; 100%)
		(2)	Anthem Services, Inc. (Virginia; 100%)
		(3)	HealthKeepers, Inc. (Virginia; 100%)
		(4)	Peninsula Health Care, Inc. (Virginia; 51%)
		(5)	Priority, Inc. (Virginia; 100%)
(a) Priority Health Care, Inc. (Virginia, 100%)
(b) Priority Insurance Agency, Inc. (Virginia; 100%)
		(6)	Monticello Service Agency, Inc. (Virginia; 100%)
(a) Consolidated Holdings Corporation (Delaware; 100%)
(b) Trigon Health and Life Insurance Company (Virginia, 100%)
(c) Health Management Corporation (Virginia, 100%)
(i) Healthy Homecomings, Inc. (Missouri; 100%)

II.	Material Subsidiaries as of March 31, 2003:
	A.	Anthem Insurance Companies, Inc.
	B.	Anthem Health Plans, Inc.
	C.	Anthem Health Plans of Virginia, Inc.
	D.	Anthem East, Inc.
	E.	Anthem Midwest, Inc.
	F.	Anthem Southeast, Inc.
	G.	Community Insurance Company

III.	Other Interests:

	A.	Corporations or Limited Liability Companies
		(1)	BCS Financial Corporation
		(2)	BCS Ventures
		(3)	BCSI Holdings, Inc.
		(4)	Dental Networks of America, Inc.
		(5)	Elynx
		(6)	National Account Consortium
		(7)	National Account Service Company
		(8)	Plans Liability Insurance Company
		(9)	Primary Care First, LLC
		(10)	SpectraCare, Inc.
		(11)	Transcend, formerly Walker Financial Corp.

	B.	Limited Partnerships
		(1)	CID
		(2)	Circle Centre
		(3)	Lynx Capital
		(4)	Essex Woodlands
		(5)	HLM Management
		(6)	Versant Ventures
		(7)	MPM Capital

SCHEDULE 3.11

Multiemployer Plans

None.

SCHEDULE 3.15

Insurance Licenses

1.	Anthem Insurance Companies, Inc. (“AICI”) holds Licenses and is authorized to transact insurance business in several states in the lines of business as set forth on Exhibit A attached hereto. AICI’s predominant insurance activity is in Indiana, with more limited activity in Kentucky and Ohio.

2.	Anthem Health Plans of Virginia, Inc. (“AHP-VA”) holds a License and is authorized to transact insurance business only in Virginia. AHP-VA is engaged, and is licensed to engage, in accident and sickness insurance in Virginia.

Exhibit A

ANTHEM INSURANCE COMPANIES, INC.

STATE	Admitted	Lines of Business

Alabama	10-13-92	Disability, Property, Miscellaneous, Casualty, including Official Surety Bonds, Disability includes accident, accidental death and sickness. Does not include workers compensation

Arizona	7/3/95	Casualty (w/o Workers’ Compensation, Disability, Property, Vehicle

Arkansas	12-21-93	Property, Casualty, Disability, Workers Compensation Disability includes accident, accidental death and sickness.

Connecticut	4-16-97	Accident/Health (Guaranty health insurance policies only)

Florida	12-09-94	Accident, Health

Georgia	08-31-94

Property, Casualty, Marine, Transportation, Casualty

Casualty includes Accident, Sickness, Liability, Employers Liability, Burglary & Theft, Personal Property Floater, Glass, Boiler & Machinery, Leakage & fire extinguishing equipment, Credit, Malpractice, Entertainments, Miscellaneous.

Does not include Workers Comp.

Miscellaneous can be defined as insurance against any other kind of loss damage or liability property.

Idaho	09-25-92

Disability, Property, Marine, Transportation, Casualty

Disability includes accident, accidental death and sickness. Does not include workers compensation coverages.

Casualty does not include Workers Compensation.

Illinois	12-31-93	Casualty, Fidelity, Surety, Fire, Marine Casualty includes Accident and Health

Indiana	11-01-44	Health, Disability, Accidental Death, Workers Compensation, Burglary, Theft, Glass (damage), Accident damage to people/property from machinery, Auto, Damage by water, Accidental death to person or property, Credit insurance, Title, Fidelity, Surety (excluding bail bonds), Miscellaneous Casualty in articles, Legal insurance, Building and Personal Property, Crops, Farm products, Water, and Marine

Iowa	12-20-91	Fire, Extended Coverage, Other allied lines, Homeowners multiple peril, Commercial multiple peril, Earthquake, Growing crops, Ocean marine, Inland marine, Accident only (Individual), Accident and Health (Individual), Hospital and medical expense (Individual), Group accident and health, Non-cancelable accident and health, Workers compensation, Liability other than auto (B.I.), Liability other than auto (P.D.), Auto Liability (B.I.), Auto Liability (P.D.), Auto physical damage, Aircraft physical damage, Fidelity, Surety, Glass, Burglary and Theft, Boiler and Machinery

Kansas	09-07-93 Amended 08-28-96

Accident, Health

Reinsurance Only: Fire, Windstorm & Hail, Extended Coverage, Optional Perils, Sprinkler Leakage, Business Interruption, Earthquake, Water Damage, Inland Marine, Rain, Automobile, Physical Damage, Flood, Homeowners policies, Automobile Liability, General Liability, Fidelity, Surety & Forgery Bonds, Glass, Burglary, Theft & Robbery, Boiler & Machinery, Malpractice Liability, Live Stock Mortality, Aircraft Liability, Cargo Liability

ANTHEM INSURANCE COMPANIES, INC.

STATE	Admitted	Lines of Business

Kansas	09-07-93 Amended 08-28-96

Accident, Health

Reinsurance Only: Fire, Windstorm & Hail, Extended Coverage, Optional Perils, Sprinkler Leakage, Business Interruption, Earthquake, Water Damage, Inland Marine, Rain, Automobile, Physical Damage, Flood, Homeowners policies, Automobile Liability, General Liability, Fidelity, Surety & Forgery Bonds, Glass, Burglary, Theft & Robbery, Boiler & Machinery, Malpractice Liability, Live Stock Mortality, Aircraft Liability, Cargo Liability

Kentucky	04-16-93	Multiple line A multiple line insurer is an insurer which transacts any two or more of the following kinds of insurance, health, property, surety, casualty, marine and transportation.

Louisiana	05-15-92

Accident, Health, Fidelity and Surety, Vehicle, Fire and Extended Coverage, Liability, Steam Boiler and Sprinkler Leakage, Workers Compensation, Crop and Livestock, Burglary and Forgery, Marine and Transportation (Inland Marine), Glass, Ocean Marine, Flood, Reinsurance, Misc.

Miscellaneous can be defined as insurance against any other kind of loss damage or liability.

Mississippi	12-01-92	Accident, Health, Fire, Allied Lines, Industrial Fire, Miscellaneous Casualty, Fidelity, Surety, Workers Compensation, Boiler & Machinery, Plate Glass, Inland Marine

Missouri	05-26-92	Accident, Health, Fidelity and Surety, Liability, Property, Miscellaneous

Montana	05-18-92	Property, Casualty, Surety, Marine, Disability Disability includes accident, accidental death and sickness. Does not include workers compensation insurance.

Nebraska	09-18-91	Accident, Sickness, Glass, Burglary & Theft, Boiler & Machinery, Liability, Workers Compensation, Employers Liability, Vehicle, Fidelity, Surety, Marine

New Mexico	11-23-93

Property, Casualty, Marine, Transportation, Surety

Casualty includes: Health insurance - Accident, Accidental Death and Sickness, Liability Insurance (does not include insurance of vehicles), Workers Comp and Employer’s Liability, Burglary and Theft, Personal Property Floater, Glass, Boiler and Machinery, Leakage and Fire-Extinguishing Equipment, Credit and Mortgage Guaranty, Malpractice, Elevator, Congenital Defects, Livestock, Entertainments, Mechanical Breakdown, Failure to File Instrument, Kidnap, and Misc.

Misc can be defined as insurance against any other kind of loss damage or liability property.

North Carolina	08-29-94	Accident and Health Insurance, including hospitalization: Cancelable, Non-cancelable, Credit-Small loans, Credit-Other than small loans, Fire insurance, Miscellaneous property insurance: Extended coverage, Growing crops, Water damage(including sprinkler leakage): Commercial, Residence, Burglary and theft insurance, Glass insurance, Marine insurance: Inland, Ocean, Marine protection and indemnity insurance, Boiler and machinery insurance, Collision insurance: Automobile, other, Personal injury liability insurance: Automobile, Other, Property damage liability insurance: Automobile, Other, Workmen’s compensation and Employer’s liability insurance, Fidelity and surety insurance, Credit insurance, Motor vehicle and aircraft: Property damage, Fire, Theft, Comprehensive, Collision.

ANTHEM INSURANCE COMPANIES, INC.

STATE	Admitted	Lines of Business

North Dakota	12-09-92	Accident, Health, Fire, Allied lines, Multiple Peril, Ocean Marine, Inland Marine, Mortgage Guaranty, Earthquake,Workers Compensation(Employers Liability only in ND), Liability (Not auto), Auto Liability (BI & PD), Auto Physical Damage, Auto Warranty, Homeowners, Aircraft, Fidelity and Surety, Glass, Burglary and Theft, Boiler and Machinery, Credit, Elevator, Livestock, Crop, Title, Legal Expense, Reinsurance

Ohio	12-31-93	Fire, Homeowners Multiple Peril, Group A&H, Collectively Renewable A&H, Other Accident Only, Other Liability, Private Passenger Auto No-Fault, Other Private Passenger Auto Liability, Private Passenger Auto Physical Damage, Burglary and Theft

Oklahoma	12-18-91	Accident, Health, Property, Casualty

Oregon	09-16-94	Health, Property, Casualty Casualty includes Liability, Motor vehicle physical damage, Burglary & Theft, Glass, Boiler & Machinery, Credit, Livestock. Does not include Workers Compensation.

South Carolina	03-15-94	Accident, Health, Property, Casualty

South Dakota	12-17-92	Health, Fire and Allied lines, Inland and Ocean Marine, Workers Compensation, Bodily Injury (No Auto), Property Damage (No Auto), Bodily Injury (Auto), Property Damage (Auto), Physical Damage (Auto), Fidelity and Surety Bonds, Glass, Burglary and Theft, Boiler and Machinery, Credit (Mortgage Guaranty), Crop, Hail

Tennessee	09-28-92	Casualty, Property, Surety Casualty includes Accident, Sickness, Theft, Marine

Texas	10-25-93	Accident, Health Automobile—Liability and Physical Damage, Liability other than automobile

Utah	12-31-91	Disability(includes accident and sickness insurance),Property,Surety(includes Fidelity), Liability (includes Vehicle Liability, excludes Disability), Marine and Transport, Workers’ Compensation, Vehicle Liability.

Washington	12/26/95	Disability, Property, Vehicle, General Casualty

Wisconsin	12-30-91	Fire, inland marine, and other property insurance, Ocean marine insurance, Disability insurance, Liability and incidental medical expense, Automobile and aircraft, Fidelity, Surety, Credit, Legal expense, Credit unemployment, Misc.

Wyoming	01-13-94	Disability, Casualty, Property, Surety, Marine, Transportation Disability includes accident, accidental death and sickness.

SCHEDULE 3.16

Restrictions on Dividends

1.	Until June 2005, Anthem Health Plans of Maine, Inc. may not declare any dividend without first obtaining prior approval from the Superintendent of the Maine Bureau of Insurance.